Exhibit 10.3


                         WATTS WATER TECHNOLOGIES, INC.

                       Non-Employee Director Compensation

      The annual compensation payable by Watts Water Technologies, Inc. (the "Corporation") to non-employee Directors as determined by the Board of Directors of the Corporation on May 4, 2004 and revised as of February 8, 2005 is as follows:

1.    $30,000 annual retainer

2. Annual grant of restricted stock under the Corporation's 2004 Stock Incentive Plan with a fair market value on the date of grant equal to $30,000 and which shall vest in three equal annual installments beginning one year from the date of grant

3. $1,000 for each regularly scheduled Board or committee meeting attended in person (not by telephone conference call), provided that no Board member shall receive more than $1,000 per day for attendance at Board or committee meetings

4. The Chair of the Audit Committee shall receive an additional annual retainer of $10,000

5. The Chair of each of the Compensation Committee and the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $3,000